Independent Auditors' Consent



To the Shareholders and Board of Trustees of the Smith Barney Muni Funds:

We consent to the use of our reports dated as summarized below, with respect to the Portfolios listed below of Smith Barney Muni Funds incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statement of Additional Information.

			Date of Independent
Portfolio		Auditors' Reports

National Portfolio	May 16, 1997
Limited Term Portfolio	May 14, 1997
Florida Portfolio		May 27, 1997
Georgia Portfolio		May 14, 1997
New York Portfolio	May 14, 1997
Ohio Portfolio		May 14, 1997
Pennsylvania Portfolio	May 14, 1997
California Money Market Portfolio	May 9, 1997
New York Money Market Portfolio	May 14, 1997


	KPMG Peat Marwick LLP


New York, New York
July 29, 1997